EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-221044) of At Home Group Inc., and

(2)	Registration Statement (Form S-8 No. 333-217155) pertaining to the GRD Holding I Corporation Stock Option Plan and At Home Group Inc. Equity Incentive Plan of At Home Group Inc.;

of our report dated March 23, 2018, with respect to the consolidated financial statements and schedule of At Home Group Inc. included in this Annual Report (Form 10-K) of At Home Group Inc. for the year ended January 27, 2018.

/s/ ERNST & YOUNG LLP

Dallas, Texas
March 23, 2018